UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)

March 2, 2016 (February 25, 2016)

Pacific Coast Oil Trust

(Exact name of registrant as specified in its charter)

Delaware	1-35532	80-6216242
(State or other jurisdiction of incorporation or organization	(Commission File Number)	(I.R.S. Employer Identification No.)

The Bank of New York Mellon Trust Company, N.A., Trustee

Global Corporate Trust

919 Congress Avenue

Austin, Texas 78701

(Address of principal executive office)

(512) 236-6555

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 25, 2016, Pacific Coast Oil Trust (the “Trust”) received a letter from the New York Stock Exchange (“NYSE”) notifying the Trust that it was not in compliance with the continued listing requirement set forth in Section 802.01C of the NYSE Listed Company Manual (“Manual”), which requires the average closing price of a listed company’s units to be above $1.00 over a consecutive 30 day trading period.

The Trust is required to timely notify the NYSE by March 10, 2016 if it intends to cure the deficiency and to return to compliance with the NYSE’s continued listing requirements.  If the Trust notifies the NYSE that it intends to bring the unit price and average unit price back above $1.00 by six months following receipt of the non-compliance notification, the Trust would have six months following the receipt of the notice to cure the deficiency and regain compliance. The Trust would then have the opportunity to regain compliance at any time during the cure period if on the last trading day of any calendar month during the cure period the Trust has a closing unit price of at least $1.00 and an average closing unit price of at least $1.00 over the 30 trading-day period ending on the last trading day of that month.  If the Trust does not notify the NYSE that it intends to cure the deficiency as described above, then the NYSE could commence delisting procedures.

Subject to the foregoing, the Trust’s units will continue to be listed and traded on the NYSE during the cure period, subject to its compliance with the NYSE’s other applicable continued listing standards. The Trust’s stock symbol “PCOT” will be assigned a “.BC” indicator by the NYSE to signify that the Trust currently is not in compliance with the NYSE’s continued listing requirements. In the event the Trust fails to regain compliance with Section 802.01C during the cure period, the Trust’s units will be subject to the NYSE’s suspension and delisting procedures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC COAST OIL TRUST
By: The Bank of New York Mellon Trust Company, N.A., as Trustee

By:	/s/ Sarah Newell
Sarah Newell
Vice President

Date: March 2, 2016